Exhibit 99.1

CONSOL Energy Inc. Announces Election of Two New Board Members

Pittsburgh, PA (October 2, 2014) - CONSOL Energy Inc. (NYSE: CNX) today announced the election of Gregory A. Lanham and William N. Thorndike, Jr., as independent members of its Board of Directors.

Mr. Gregory A. Lanham is the Chief Executive Officer of FTS International, Inc. (FTSI), the largest private oil field service company in North America, and has served as a member of the FTSI board of directors since May 2011. Previously, Mr. Lanham was the Managing Director and global head of energy and Managing Director of Investments for Australia and New Zealand at Temasek Holdings (Private) Limited, an investment company based in Singapore. Mr. Lanham is a graduate of the University of Oklahoma and completed executive management training with the Harvard Business School. He is a registered Professional Engineer in the state of Texas.

Prior to joining Temasek, Mr. Lanham spent 20 years with Anadarko Petroleum Corporation in positions of increasing responsibility, including President and General Manager of Anadarko’s Asian subsidiary. He previously held director positions at Venari Resources LLC and Black Gold Energy LLC, and is currently a director of the United Way of Tarrant County, Texas.

Mr. William N. Thorndike, Jr., founded Housatonic Partners, a private equity firm, in Boston, MA in 1994 and has been a Managing Director since that time. Prior to founding Housatonic Partners, Mr. Thorndike worked with T. Rowe Price Associates and Walker & Company, a publishing company, where he was named to the board of directors. Mr. Thorndike is a graduate of Harvard College and the Stanford Graduate School of Business.

Mr. Thorndike has served as a director of over 30 companies since founding Housatonic Partners. He is currently a director of Alta Colleges; Carillon Assisted Living, LLC; Lincoln Peak Holdings, LLC; OASIS Group Ltd.; QMC International, LLC; and White Flower Farm, Inc. He also serves as a Trustee of Stanford Business School Trust, and WGBH, a public broadcaster serving southern New England, and is the Chair of the Board of Trustees of the College of the Atlantic. Mr. Thorndike is the author of “The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success”.

“Greg and Will bring a wealth of experience and knowledge to our board of directors at a critical time for CONSOL Energy,” stated J. Brett Harvey, Executive Chairman, CONSOL Energy. “As we continue on the path of implementing our E&P growth strategy, their credentials are an important addition and we are very excited to have them join our team.”

CONSOL Energy is adding these new members to the Board of Directors in anticipation of certain directors who have reached retirement age not being nominated at the next annual shareholders meeting. CONSOL’s Corporate Governance Guideline policy states that no director having attained the age of 75 shall be nominated for re-election or re-appointment to CONSOL’s Board of Directors, absent a waiver of the policy by the applicable members of the Nominating and Corporate Governance Committee and the Board of Directors.

CONSOL Energy is a Pittsburgh-based producer of natural gas and coal. CONSOL is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. Additional information may be found at www.consolenergy.com.

Contacts:

Investor:	Dan Zajdel at (724) 485-4169
Tyler Lewis at (724) 485-3157

Media:	Kate O’Donovan at (724) 485-3097
Brian Aiello at (724) 485-3078